Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-216400, 333-128430, 333-147107, 333-169001, 333-196363 and 333-251880) of Builders FirstSource, Inc. of our report dated February 22, 2021 relating to the financial statements of BMC Stock Holdings, Inc., which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Raleigh, North Carolina

July 21, 2021